Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30, 2009	December 31, 2008 (1)	December 31, 2007 (1)	December 31, 2006 (1)	December 31, 2005 (1)	December 31, 2004 (1)
Income from continuing operations before gain on sale of communities and cumulative effect of change in accounting principle	$91,256	$108,332	$225,768	$144,301	$92,713	$58,666

(Plus):
Net (loss) income attributable to noncontrolling interests	(1,329)	(741)	1,585	573	1,481	150
Amortization of capitalized interest (2)	10,269	12,428	9,941	7,503	5,957	5,114

Earnings before fixed charges	$100,196	$120,019	$237,294	$152,377	$100,151	$63,930

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$644	$855	$722	$518	$354	$323
Interest expense	107,836	114,878	94,540	106,271	122,787	127,123
Interest capitalized	37,923	74,621	73,118	46,388	25,284	20,566
Preferred dividend	—	10,454	8,700	8,700	8,700	8,700

Total fixed charges (3)	$146,403	$200,808	$177,080	$161,877	$157,125	$156,712

(Less):
Interest capitalized	37,923	74,621	73,118	46,388	25,284	20,566
Preferred dividend	—	10,454	8,700	8,700	8,700	8,700

Earnings (4)	$208,676	$235,752	$332,556	$259,166	$223,292	$191,376

Ratio (4 divided by 3)	1.43	1.17	1.88	1.60	1.42	1.22

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Nine Months	Year	Year	Year	Year	Year
	Ended	Ended	Ended	Ended	Ended	Ended
	September 30, 2009	December 31, 2008 (1)	December 31, 2007 (1)	December 31, 2006 (1)	December 31, 2005 (1)	December 31, 2004 (1)
Income from continuing operations before gain on sale of communities and cumulative effect of change in accounting principle	$91,256	$108,332	$225,768	$144,301	$92,713	$58,666

(Plus):
Net (loss) income attributable to noncontrolling interests	(1,329)	(741)	1,585	573	1,481	150
Amortization of capitalized interest (2)	10,269	12,428	9,941	7,503	5,957	5,114

Earnings before fixed charges	$100,196	$120,019	$237,294	$152,377	$100,151	$63,930

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$644	$855	$722	$518	$354	$323
Interest expense	107,836	114,878	94,540	106,271	122,787	127,123
Interest capitalized	37,923	74,621	73,118	46,388	25,284	20,566

Total fixed charges (3)	$146,403	$190,354	$168,380	$153,177	$148,425	$148,012

(Less):
Interest capitalized	37,923	74,621	73,118	46,388	25,284	20,566

Earnings (4)	$208,676	$235,752	$332,556	$259,166	$223,292	$191,376

Ratio (4 divided by 3)	1.43	1.24	1.98	1.69	1.50	1.29

(1)	The results of operations for 2004 through 2008 have been adjusted to reflect discontinued operations for properties sold or held for sale as of September 30, 2009.

(2)	Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).